Exhibit 99.1

Moody's Corporation Reports Results for First Quarter 2020

  Moody's Corporation 1Q20 revenue of $1.3 billion, up 13% from 1Q19
  Moody's Investors Service revenue of $794 million, up 19%; Moody's Analytics revenue of $496 million up 5%, excluding acquisitions and divestitures up 9%
  1Q20 diluted EPS of $2.57 up 33% from 1Q19; adjusted diluted EPS of $2.73 up 32% 1
  FY 2020 diluted EPS and adjusted diluted EPS guidance ranges reduced to $7.25 to $7.85 and $7.80 to $8.40, respectively due to anticipated COVID-19 impacts

NEW YORK--(BUSINESS WIRE)--April 30, 2020--Moody's Corporation (NYSE: MCO) today announced results for the first quarter of 2020, as well as updated its outlook for full year 2020.

"I am incredibly proud of the dedication and hard work of our employees, which has enabled us to provide timely services to our customers and insightful information and decision ready analysis to governments, regulators and the broader market. Moody's purpose of enhancing market transparency and fairness, and promoting progress through better decisions, has never been more important than during these challenging times," said Raymond McDaniel, President and Chief Executive Officer of Moody's. "While we had resilient first quarter performance with impressive growth in both revenue and margins, we expect the economic implications of COVID-19 to be more pronounced through the second half of the year. Consequently, while we believe that Moody's position and the long-term fundamentals of our business remain strong, we have both lowered and widened our full year 2020 adjusted diluted EPS guidance range to reflect this higher degree of uncertainty."

FIRST QUARTER REVENUE UP 13%

Moody's Corporation reported revenue of $1.3 billion for the three months ended March 31, 2020, up 13% from the prior-year period. Foreign currency translation unfavorably impacted Moody's revenue by 1%.

Moody's Investors Service (MIS) First Quarter Revenue Up 19%

Revenue for MIS for the first quarter of 2020 was a record $794 million, up 19% from the prior-year period compared to an 18% increase in overall debt issuance 2. Foreign currency translation unfavorably impacted MIS revenue by 1%. The MIS adjusted operating margin was 60.5%.

Corporate finance revenue was $453 million, up 28% from the prior-year period. This reflected record investment grade supply in March as issuers looked to fortify their balance sheets given the disruption resulting from COVID-19. In contrast, leveraged finance issuers were more active during the early part of the quarter when spreads were more stable.

Structured finance revenue was $96 million, down 5% from the prior-year period. This was driven by a decline in U.S. and EMEA collateralized loan obligation (CLO) issuance due to economic uncertainty.

Financial institutions revenue was $125 million, up 8% from the prior-year period. This reflected U.S. banks and insurance companies proactively solidifying their capital bases, partially offset by issuance declines from European banks and insurance companies in comparison to an active prior-year period.

Public, project and infrastructure finance revenue was $109 million, up 17% from the prior-year period. This was driven by strong U.S. public finance refinancing activity earlier in the quarter, as well as solid project and infrastructure issuance in EMEA.

Moody's Analytics (MA) First Quarter Revenue Up 5%

Revenue for MA for the first quarter of 2020 was $496 million, up 5% from the prior-year period. Foreign currency translation unfavorably impacted MA revenue by 1%. Organic MA revenue 1 was $484 million, up 9% and excluded the impact of the Moody's Analytics Knowledge Services (MAKS) divestiture and acquisitions completed in the past twelve months. The MA adjusted operating margin was 29.3%.

Research, Data and Analytics (RD&A) revenue was $358 million, up 16% from the prior-year period. Organic RD&A revenue 1 was $335 million, up 9% excluding revenue from the reclassification of Moody’s Analytics Learnings Solutions (MALS) and the acquisitions of Regulatory DataCorp and ABS Suite. This was driven by strong renewals and new sales of credit research and data feeds, as well as demand for Bureau van Dijk’s compliance solutions.

Enterprise Risk Solutions (ERS) revenue was $138 million, up 13% from the prior-year period. Organic ERS revenue 1 was $134 million, up 10% excluding revenue from the acquisition of RiskFirst. This was driven by strong demand for IFRS17 compliance products along with credit assessment and loan origination solutions.

FIRST QUARTER OPERATING EXPENSES AND OPERATING INCOME

First quarter 2020 operating expenses for Moody's Corporation totaled $698 million, up 3% from the prior-year period. The increase was limited by disciplined expense management and lower incentive compensation accruals, partially offset by higher estimates for bad debt reserves in light of the COVID-19 crisis. Foreign currency translation favorably impacted operating expenses by 1%.

Operating income of $592 million was up 28% from the first quarter of 2019. Adjusted operating income of $649 million was up 25% from the prior-year period, and primarily excluded depreciation and amortization and a non tax-deductible loss associated with the MAKS divestiture. Foreign currency translation unfavorably impacted both operating income and adjusted operating income by 1%. Moody's operating margin was 45.9% and the adjusted operating margin was 50.3%.

The effective tax rate for the first three months of 2020 was 13.7%, up from 9.2% in the prior-year period. This increase was principally due to regulations issued in the first quarter of 2019 relating to the U.S. Tax Cuts and Jobs Act which did not reoccur. Furthermore, both first quarter 2020 and the prior-year period included tax benefits related to employee share-based compensation, accounting for 7.0 and 6.5 percentage points, respectively.

CAPITAL ALLOCATION AND LIQUIDITY

Capital Returned to Shareholders

During the first quarter of 2020, Moody's repurchased 1.1 million shares at a total cost of $253 million, or an average cost of $236.67 per share, and issued net 0.9 million shares as part of its employee stock-based compensation plans. The net amount includes shares withheld for employee payroll taxes. Moody's also returned $105 million to its shareholders via dividend payments during the first quarter of 2020. In response to the COVID-19 pandemic, the company has suspended share repurchases.

On April 20, 2020, the Board of Directors declared a regular quarterly dividend of $0.56 per share of Moody's common stock. This dividend will be payable on June 10, 2020 to stockholders of record at the close of business on May 20, 2020.

Outstanding shares as of March 31, 2020 totaled 188 million, down 1% from March 31, 2019. As of March 31, 2020, Moody's had approximately $1.1 billion of share repurchase authority remaining.

Sources of Capital and Cash Flow Generation

At quarter-end, Moody's had $6.8 billion of outstanding debt and an undrawn $1.0 billion revolving credit facility. Total cash, cash equivalents and short-term investments at quarter-end were $2.2 billion, up from $1.9 billion on December 31, 2019.

Cash flow from operations for the first three months of 2020 was $345 million and free cash flow was $324 million.

ASSUMPTIONS AND OUTLOOK FOR FULL YEAR 2020

Moody’s updated outlook for 2020 reflects numerous assumptions about many factors that could affect its business based on information reviewed by management through and as of today’s date, including observations and assumptions regarding the impact of COVID-19, the responses to the pandemic by governments, businesses and individuals, as well as disruptions in the energy markets, the effects on interest rates, capital markets’ liquidity, and activity in different sectors of the debt markets. The outlook also reflects assumptions about general economic conditions and GDP growth in the U.S. and worldwide, and on the company’s own operations and personnel. The outlook assumes economic recovery commences from late 3Q 2020 and incorporates numerous macroeconomic assumptions including: an approximate 6 – 7% decline in both 2020 U.S. and Euro GDP, high yield interest rate spreads in excess of 700 bps, U.S. unemployment averaging 10% and high yield default rates between 11% and 16%.

While the duration and severity of the COVID-19 crisis are unknown, the company has operated effectively to date and Moody’s outlook assumes that the company does not experience any material negative impact to its ability to conduct its operations as a result of COVID-19. The implications of COVID-19 or other situations or developments could affect these and many other factors that also could cause actual results to differ materially from Moody’s outlook, including the effects of government actions in response to economic disruptions caused by the COVID-19 pandemic, interest rates, foreign currency exchange rates, corporate profitability, business confidence and investment spending, merger and acquisition activities, consumer borrowing and securitization, and factors affecting the amount of debt issued. Moody's ratings revenue guidance assumes MIS's rated issuance declines in the low-double digit range globally.

These assumptions are subject to uncertainty, and results for the year could differ materially from Moody’s current outlook. In addition, Moody’s guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast for the remainder of 2020 reflects exchange rates for the British pound (£) of $1.24 to £1 and for the euro (€) of $1.10 to €1.

Full year 2020 diluted EPS is expected to be $7.25 to $7.85. The company expects full year 2020 adjusted diluted EPS to be $7.80 to $8.40.

A full summary of Moody's guidance as of April 30, 2020, is included in Table 12 - 2020 Outlook table at the end of this press release.

CONFERENCE CALL

Moody's will hold a conference call to discuss first quarter 2020 results as well as its 2020 outlook on April 30, 2020, at 11:30 a.m. Eastern Time ("ET"). Individuals within the U.S. and Canada can access the call by dialing +1-877-400-0505. Other callers should dial +1-720-452-9084. Please dial into the call by 11:20 a.m. ET. The passcode for the call is 7297711.

The teleconference will also be webcast with an accompanying slide presentation which can be accessed through Moody's Investor Relations website, ir.moodys.com under "Featured and Upcoming" within "Events & Presentations". The webcast will be available until 3:30 p.m. ET on May 29, 2020.

A replay of the teleconference will be available from 3:30 p.m. ET, April 30, 2020 until 3:30 p.m. ET, May 29, 2020. The replay can be accessed from within the United States and Canada by dialing +1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 7297711.

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ABOUT MOODY'S CORPORATION

Moody’s (NYSE: MCO) is a global integrated risk assessment firm that empowers organizations to make better decisions. Our data, analytical solutions and insights help decision-makers identify opportunities and manage the risks of doing business with others. We believe that greater transparency, more informed decisions, and fair access to information open the door to shared progress. With over 11,300 employees in more than 40 countries, Moody’s combines international presence with local expertise and over a century of experience in financial markets. Learn more at moodys.com/about.

Moody’s recently published its annual Corporate Social Responsibility (CSR) Report which includes its updated SASB Index and TCFD Report on moodys.com/csr.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for the business and operations of Moody’s Corporation (the “Company”) that involve a number of risks and uncertainties. Such statements may include, among other words, “believe”, “expect”, “anticipate”, “intend”, “plan”, “will”, “predict”, “potential”, “continue”, “strategy”, “aspire”, “target”, “forecast”, “project”, “estimate”, “should”, “could”, “may” and similar expressions or words and variations thereof that convey the prospective nature of events or outcomes generally indicative of forward-looking statements. The forward-looking statements and other information in this release are made as of the date hereof and the Company undertakes no obligation (nor does it intend) to publicly supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise, except as required by applicable law or regulation. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying examples of factors, risks and uncertainties that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, the impact of COVID-19 on volatility in the U.S. and world financial markets, on general economic conditions and GDP growth in the U.S. and worldwide, and on the company’s own operations and personnel. Many other factors could cause actual results to differ from Moody’s outlook, including credit market disruptions or economic slowdowns, which could affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including regulation, credit quality concerns, changes in interest rates and other volatility in the financial markets such as that due to uncertainty as companies transition away from LIBOR and Brexit; the level of merger and acquisition activity in the U.S. and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government actions affecting credit markets, international trade and economic policy, including those related to tariffs and trade barriers; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and regulations resulting from Dodd-Frank; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to our rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquiries to which the Company may be subject from time to time; provisions in the Dodd-Frank legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services and the expansion of supervisory remit to include non-EU ratings used for regulatory purposes; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; exposure to potential criminal sanctions or civil remedies if the Company fails to comply with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which the Company operates, including data protection and privacy laws, sanctions laws, anti-corruption laws, and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate such acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions. These factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are currently, or in the future could be, amplified by the COVID-19 outbreak and are described in greater detail under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2019, and in other filings made by the Company from time to time with the SEC or in materials incorporated herein or therein. Stockholders and investors are cautioned that the occurrence of any of these factors, risks and uncertainties may cause the Company’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on the Company’s business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for the Company to predict new factors, nor can the Company assess the potential effect of any new factors on it.

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1 Refer to tables at the end of this press release for a reconciliation between all adjusted and organic measures mentioned throughout this press release and GAAP.
2 Excludes sovereign debt issuance.

Table 1 - Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
Amounts in millions, except per share amounts	2020	2019

Revenue	$1,290	$1,142

Expenses:
Operating	340	342
Selling, general and administrative	301	281
Restructuring	(1)	6
Depreciation and amortization	49	50
Acquisition-Related Expenses	—	1
Loss pursuant to the divestiture of MAKS	9	—
Total expenses	698	680

Operating income	592	462
Non-operating (expense) income, net
Interest expense, net	(40)	(52)
Other non-operating income (expense), net	12	2
Total non-operating income (expense), net	(28)	(50)
Income before provision for income taxes	564	412
Provision for income taxes	77	38
Net income	487	374
Less: net (loss) income attributable to noncontrolling interests	(1)	1
Net income attributable to Moody's Corporation	$488	$373

Earnings per share attributable to Moody's common shareholders
Basic	$2.60	$1.96
Diluted	$2.57	$1.93

Weighted average number of shares outstanding
Basic	187.5	190.4
Diluted	189.6	192.8

Table 2 - Supplemental Revenue Information (Unaudited)

	Three Months Ended March 31,
Amounts in millions	2020	2019

Moody's Investors Service
Corporate Finance	$453	$355
Structured Finance	96	101
Financial Institutions	125	116
Public, Project and Infrastructure Finance	109	93
MIS Other	11	5
Intersegment royalty	37	32
Sub-total MIS	831	702
Eliminations	(37)	(32)
Total MIS revenue - external	794	670

Moody's Analytics
Research, Data and Analytics (1)	358	308
Enterprise Risk Solutions	138	122
Professional Services (1)	—	42
Intersegment revenue	2	2
Sub-total MA	498	474
Eliminations	(2)	(2)
Total MA revenue - external	496	472

Total Moody's Corporation revenue	$1,290	$1,142

Moody's Corporation revenue by geographic area
United States	$714	$612
Non-U.S.	576	530

	$1,290	$1,142

(1) Subsequent to the divestiture of MAKS in 2019, revenue from the Moody's Analytics Learnings Services ("MALS") unit, which previous to 2020 was reported in the Professional Services line of business ("LOB"), will now be reported as part of the RD&A LOB. Prior periods have not been reclassified as the amounts were not material.

Table 3 - Selected Consolidated Balance Sheet Data (Unaudited)

	March 31, 2020	December 31, 2019
Amounts in millions

Cash and cash equivalents	$2,141	$1,832
Short-term investments	90	98
Total current assets	3,994	3,679
Operating lease right-of-use assets	437	456
Non-current assets	7,312	6,586
Total assets	11,306	10,265
Total current liabilities (1)	2,351	1,912
Total debt (2)	6,788	5,581
Total operating lease liabilities (3)	552	574
Other long-term liabilities	1,384	1,450
Total shareholders' equity	799	831

Total liabilities and shareholders' equity	11,306	10,265

Actual number of shares outstanding	187.5	187.7

(1) The March 31, 2020 amount includes $485 million of commercial paper classified as a current liability as the maturities are within twelve months of the balance sheet date.
(2) Includes debt classified in both current liabilities and long-term debt.
(3) The March 31, 2020 and December 31, 2019 amounts both include $89 million of operating lease liabilities classified as current.

Table 4 - Selected Consolidated Balance Sheet Data (Unaudited) Continued

Total debt consists of the following:	March 31, 2020
Amounts in millions	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
4.50% 2012 Senior Notes, due 2022	$500	$18	$(1)	$(1)	$516
4.875% 2013 Senior Notes, due 2024	500	—	(1)	(1)	498
5.25% 2014 Senior Notes (30-Year), due 2044	600	—	3	(5)	598
1.75% 2015 Senior Notes, due 2027	549	—	—	(3)	546
2.75% 2017 Senior Notes, due 2021	500	21	—	(1)	520
2.625% 2017 Senior Notes, due 2023	500	15	(1)	(2)	512
3.25% 2017 Senior Notes, due 2028	500	31	(4)	(3)	524
3.25% 2018 Senior Notes, due 2021	300	—	—	(1)	299
4.25% 2018 Senior Notes, due 2029	400	—	(3)	(3)	394
4.875% 2018 Senior Notes, due 2048	400	—	(7)	(4)	389
0.950% 2019 Senior Note, due 2030	823	—	(3)	(6)	814
3.75% 2020 Senior Note, due 2025	700	—	(1)	(6)	693
Commercial Paper	487	—	(2)	—	485
Total debt (2)	$6,759	$85	$(20)	$(36)	$6,788
Current portion					(485)
Total long-term debt					$6,303
	December 31, 2019
	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
4.50% 2012 Senior Notes, due 2022	$500	$9	$(1)	$(1)	$507
4.875% 2013 Senior Notes, due 2024	500	—	(1)	(2)	497
5.25% 2014 Senior Notes (30-Year), due 2044	600	—	4	(5)	599
1.75% 2015 Senior Notes, due 2027	561	—	—	(3)	558
2.75% 2017 Senior Notes, due 2021	500	11	(1)	(2)	508
2.625% 2017 Senior Notes, due 2023	500	7	(1)	(2)	504
3.25% 2017 Senior Notes, due 2028	500	—	(4)	(3)	493
3.25% 2018 Senior Notes, due 2021	300	—	—	(1)	299
4.25% 2018 Senior Notes, due 2029	400	—	(3)	(3)	394
4.875% 2018 Senior Notes, due 2048	400	—	(7)	(4)	389
0.950% 2019 Senior Notes, due 2030	842	—	(3)	(6)	833
Total long-term debt	$5,603	$27	$(17)	$(32)	$5,581

(1) The Company has entered into interest rate swaps on the 2012 Senior Notes, the 2017 Senior Notes due 2021, the 2017 Senior Notes due 2023, and the 2017 Senior Note due 2028. These amounts represent the cumulative amount of fair value hedging adjustments included in the carrying amount of the hedged debt.

(2) The March 31, 2020 amount includes $485 million of commercial paper classified as a current liability as the maturities are within twelve months of the balance sheet date.

Table 5 - Non-Operating (Expense) Income, Net (Unaudited)

	Three Months Ended March 31,
	2020	2019
Amounts in millions

Interest:
Expense on borrowings	$(31)	$(46)
Income	4	5
UTPs and other tax related liabilities	(8)	(6)
Net periodic pension costs - interest component	(5)	(5)
Total interest expense, net	$(40)	$(52)
Other non-operating (expense) income, net:
FX gain (loss)	$13	$(6)
Net periodic pension costs - other components	3	4
Income from investments in non-consolidated affiliates	(3)	1
Other	(1)	3
Other non-operating (expense) income, net	12	2
Total non-operating (expense) income, net	$(28)	$(50)

Table 6 - Financial Information by Segment (Unaudited)

The table below presents revenue, operating income and adjusted operating income by reportable segment. The Company defines adjusted operating income as operating income excluding: i) depreciation and amortization; ii) restructuring; iii) Acquisition-Related Expenses; and iv) a loss pursuant to the divestiture of MAKS.

	Three Months Ended March 31,
	2020				2019
Amounts in millions	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$831	$498	$(39)	$1,290	$702	$474	$(34)	$1,142
Total Expense	343	394	(39)	698	336	378	(34)	680
Operating income	$488	$104	$—	$592	$366	$96	$—	$462
Add:
Restructuring	(1)	—	—	(1)	3	3	—	6
Depreciation and amortization	16	33	—	49	17	33	—	50
Acquisition-Related Expenses	—	—	—	—	—	1	—	1
Loss pursuant to the divestiture of MAKS	—	9	—	9	—	—	—	—
Adjusted Operating Income	$503	$146	$—	$649	$386	$133	$—	$519

Operating margin	58.7%	20.9%		45.9%	52.1%	20.3%		40.5%
Adjusted Operating Margin	60.5%	29.3%		50.3%	55.0%	28.1%		45.4%

Table 7 - Transaction and Relationship Revenue (Unaudited)

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In MIS Other, transaction revenue represents revenue from professional services and outsourcing engagements and relationship revenue represents subscription-based revenues. In the MA segment, transaction revenue represents perpetual software license fees and revenue from software implementation services, risk management advisory projects, training and certification services, and research and analytical engagements. Relationship revenue in MA represents subscription-based revenues and software maintenance revenue.

	Three Months Ended March 31,
Amounts in millions	2020			2019
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$338	$115	$453	$249	$106	$355
	75%	25%	100%	70%	30%	100%
Structured Finance	$50	$46	$96	$57	$44	$101
	52%	48%	100%	56%	44%	100%
Financial Institutions	$60	$65	$125	$48	$68	$116
	48%	52%	100%	41%	59%	100%
Public, Project and Infrastructure Finance	$69	$40	$109	$55	$38	$93
	63%	37%	100%	59%	41%	100%
MIS Other	$2	$9	$11	$1	$4	$5
	18%	82%	100%	20%	80%	100%
Total MIS	$519	$275	$794	$410	$260	$670
	65%	35%	100%	61%	39%	100%
Research, Data and Analytics (1)	$18	$340	$358	$5	$303	$308
	5%	95%	100%	2%	98%	100%
Enterprise Risk Solutions	$32	$106	$138	$24	$98	$122
	23%	77%	100%	20%	80%	100%
Professional Services (1)	$—	$—	$—	$42	$—	$42
	—%	—%	—%	100%	—%	100%
Total MA	$50	$446	$496	$71	$401	$472
	10%	90%	100%	15%	85%	100%
Total Moody's Corporation	$569	$721	$1,290	$481	$661	$1,142
	44%	56%	100%	42%	58%	100%

(1) Subsequent to the divestiture of MAKS in 2019, revenue from the Moody's Analytics Learnings Services ("MALS") unit, which previous to 2020 was reported in the Professional Services line of business ("LOB"), will now be reported as part of the RD&A LOB. Prior periods have not been reclassified as the amounts were not material.

Table 8 - Adjusted Operating Income and Adjusted Operating Margin (Unaudited)

The Company presents Adjusted Operating Income and Adjusted Operating Margin because management deems these metrics to be useful measures to provide additional perspective on the operating performance of Moody’s. Adjusted Operating Income excludes the impact of: i) restructuring charges; ii) depreciation and amortization; iii) a loss pursuant to the divestiture of MAKS; and iv) Acquisition-Related Expenses. Restructuring charges are excluded as the frequency and magnitude of these charges may vary widely across periods and companies. Depreciation and amortization are excluded because companies utilize productive assets of different ages and use different methods of acquiring and depreciating productive assets. The loss pursuant to the divestiture of MAKS is excluded as the frequency and magnitude of divestiture activity may vary widely from period to period and across companies. Acquisition-Related Expenses consist of expenses incurred to complete and integrate the acquisition of Bureau van Dijk. These expenses were excluded in prior years due to the material nature of the cumulative costs incurred over the multi-year integration effort. Acquisition-related expenses from other acquisitions were not material.

Management believes that the exclusion of the aforementioned items, as detailed in the reconciliation below, allows for an additional perspective on the Company’s operating results from period to period and across companies. The Company defines Adjusted Operating Margin as Adjusted Operating Income divided by revenue.

	Three Months Ended March 31,
Amounts in millions	2020	2019
Operating income	$592	$462
Restructuring	(1)	6
Depreciation and amortization	49	50
Acquisition-Related Expenses	—	1
Loss pursuant to the divestiture of MAKS	9	—
Adjusted Operating Income	$649	$519
Operating margin	45.9%	40.5%
Adjusted Operating Margin	50.3%	45.4%

Table 9 - Free Cash Flow (Unaudited)

The table below reflects a reconciliation of the Company's net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management deems capital expenditures essential to the Company's product and service innovations and maintenance of Moody's operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody's cash flow. Management believes that free cash flow is a useful metric in assessing the Company's cash flows to service debt, pay dividends and to fund acquisitions and share repurchases.

	Three Months Ended March 31,
Amounts in millions	2020	2019
Net cash provided by operating activities	$345	$367
Capital additions	(21)	(20)
Free cash flow	$324	$347
Net cash used in investing activities	$(772)	$(7)
Net cash provided by (used in) financing activities	$765	$(849)

Table 10 - Organic Revenue and Growth Measures (Unaudited)

The Company presents organic revenue and organic revenue growth because management deems this metric to be a useful measure which provides additional perspective in assessing the revenue growth excluding the inorganic revenue impacts from certain acquisitions and divestiture activity. The following table details the period of operations excluded from each acquisition/divestiture to determine organic revenue.

Period excluded to determine organic revenue growth
Acquisition	Acquisition Date	Q1
RiskFirst	July 25, 2019	January 1, 2020 - March 31, 2020
ABS Suite	October 1, 2019	January 1, 2020 - March 31, 2020
Regulatory DataCorp	February 13, 2020	February 13, 2020 - March 31, 2020

Divestiture	Divestiture Date
MAKS	November 7, 2019	January 1, 2019 - March 31, 2019

Additionally, subsequent to the divestiture of MAKS in 2019, revenue from the Moody's Analytics Learnings Services ("MALS") unit, which previous to 2020 was reported in the Professional Services line of business ("LOB"), will now be reported as part of the RD&A LOB. Prior periods have not been reclassified as the amounts were not material. For purposes of determining organic RD&A revenue growth, MALS revenue has been excluded from Q1 2020 RD&A revenue. Below is a reconciliation of MA's reported revenue and growth rates to its organic revenue and organic growth rates:

	Three Months Ended March 31,
Amounts in millions	2020	2019	Change	Growth
MA revenue	$496	$472	$24	5%
RiskFirst revenue	(4)	—	(4)
ABS Suite revenue	(1)	—	(1)
Regulatory DataCorp revenue	(7)	—	(7)
MAKS revenue	—	(27)	27
Organic MA revenue	$484	$445	$39	9%

	Three Months Ended March 31,
Amounts in millions	2020	2019	Change	Growth
RD&A revenue	$358	$308	$50	16%
ABS Suite revenue	(1)	—	(1)
Regulatory DataCorp revenue	(7)	—	(7)
MALS revenue	(15)	—	(15)
Organic RD&A revenue	$335	$308	$27	9%

	Three Months Ended March 31,
Amounts in millions	2020	2019	Change	Growth
ERS revenue	$138	$122	$16	13%
RiskFirst revenue	(4)	—	(4)
Organic ERS revenue	$134	$122	$12	10%

Table 11 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders (Unaudited)

The Company presents Adjusted Net Income and Adjusted Diluted EPS because management deems these metrics to be useful measures to provide additional perspective on the operating performance of Moody’s. Adjusted Net Income and Adjusted Diluted EPS exclude the impact of: i) amortization of acquired intangible assets; ii) restructuring charges; iii) a loss pursuant to the divestiture of MAKS; and iv) Acquisition-Related Expenses.

The Company excludes the impact of amortization of acquired intangible assets as companies utilize intangible assets with different ages and have different methods of acquiring and amortizing intangible assets. Furthermore, the timing and magnitude of business combination transactions are not predictable and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition and can vary significantly from period to period and across companies. Restructuring charges are excluded as the frequency and magnitude of these charges may vary widely across periods and companies. The loss pursuant to the divestiture of MAKS is excluded as the frequency and magnitude of divestiture activity may vary widely from period to period and across companies. Acquisition-Related Expenses consist of expenses incurred to complete and integrate the acquisition of Bureau van Dijk. These expenses were excluded in prior years due to the material nature of the cumulative costs incurred over the multi-year integration effort. Acquisition-related expenses from other acquisitions were not material.

The Company excludes the aforementioned items to provide additional perspective when comparing net income and diluted EPS from period to period and across companies as the frequency and magnitude of similar transactions may vary widely across periods.

Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

	Three Months Ended March 31,
Amounts in millions	2020		2019
Net income attributable to Moody's common shareholders		$488		$373
Pre-Tax Acquisition-Related Expenses	$—		$1
Tax on Acquisition-Related Expenses	—		—
Net Acquisition-Related Expenses		—		1
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$28		$26
Tax on Acquisition-Related Intangible Amortization Expenses	(6)		(5)
Net Acquisition-Related Intangible Amortization Expenses		22		21
Pre-Tax Restructuring	$(1)		$6
Tax on Restructuring	—		(2)
Net Restructuring		(1)		4
Loss pursuant to the divestiture of MAKS		9		—
Adjusted Net Income		$518		$399

Note: The tax impacts in the table above were calculated using tax rates in effect in the jurisdiction for which the item relates.

Table 11 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders (Unaudited) Continued

	Three Months Ended March 31,
	2020		2019
Diluted earnings per share attributable to Moody's common shareholders		$2.57		$1.93
Pre-Tax Acquisition-Related Expenses	$—		$0.01
Tax on Acquisition-Related Expenses	—		—
Net Acquisition-Related Expenses		—		0.01
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$0.15		$0.14
Tax on Acquisition-Related Intangible Amortization Expenses	(0.03)		(0.03)
Net Acquisition-Related Intangible Amortization Expenses		0.12		0.11
Pre-Tax Restructuring	$(0.01)		$0.03
Tax on Restructuring	—		(0.01)
Net Restructuring		(0.01)		0.02
Loss pursuant to the divestiture of MAKS		0.05		—
Adjusted Diluted EPS		$2.73		$2.07

Note: The tax impacts in the table above were calculated using tax rates in effect in the jurisdiction for which the item relates.

Table 12 - 2020 Outlook

Moody’s updated outlook for 2020 reflects numerous assumptions about many factors that could affect its business based on information reviewed by management through and as of today’s date, including observations and assumptions regarding the impact of COVID-19, the responses to the pandemic by governments, businesses and individuals, as well as disruptions in the energy markets, the effects on interest rates, capital markets’ liquidity, and activity in different sectors of the debt markets. The outlook also reflects assumptions about general economic conditions and GDP growth in the U.S. and worldwide, and on the company’s own operations and personnel. The outlook assumes economic recovery commences from late 3Q 2020 and incorporates numerous macroeconomic assumptions including: an approximate 6 – 7% decline in both 2020 U.S. and Euro GDP, high yield interest rate spreads in excess of 700 bps, U.S. unemployment averaging 10% and high yield default rates between 11% and 16%. While the duration and severity of the COVID-19 crisis are unknown, the company has operated effectively to date and Moody’s outlook assumes that the company does not experience any material negative impact to its ability to conduct its operations as a result of COVID-19. The implications of COVID-19 or other situations or developments could affect these and many other factors that also could cause actual results to differ materially from Moody’s outlook, including the effects of government actions in response to economic disruptions caused by the COVID-19 pandemic, interest rates, foreign currency exchange rates, corporate profitability, business confidence and investment spending, merger and acquisition activities, consumer borrowing and securitization, and factors affecting the amount of debt issued. Moody's ratings revenue guidance assumes MIS's rated issuance declines in the low-double digit range globally. These assumptions are subject to uncertainty, and results for the year could differ materially from Moody’s current outlook. In addition, Moody’s guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast for the remainder of 2020 reflects exchange rates for the British pound (£) of $1.24 to £1 and for the euro (€) of $1.10 to €1.

Full Year 2020 Moody's Corporation Guidance as of April 30, 2020

MOODY'S CORPORATION	Current guidance	Last publicly disclosed guidance
Revenue	decline in the mid-single-digit percent range	increase in the mid-single-digit percent range
Operating expenses	decline in the mid-single-digit percent range	increase in the low-single-digit percent range
Operating margin	41% - 43%	approximately 44%
Adjusted operating margin(1)	46% - 48%	48% - 49%
Interest expense, net	$180 - $200 million	NC
Effective tax rate	19.5% - 21.5%	20% - 22%
Diluted EPS	$7.25 to $7.85	$8.60 to $8.80
Adjusted Diluted EPS(1,2)	$7.80 to $8.40	$9.10 to $9.30
Operating cash flow	$1.3 to $1.5 billion	$1.8 to $1.9 billion
Free cash flow(1)	$1.2 to $1.4 billion	$1.7 to $1.8 billion

Moody's Investors Service (MIS)	Current guidance	Last publicly disclosed guidance
MIS global revenue	decline in the high-single-digit percent range	increase in the low-single-digit percent range
MIS adjusted operating margin(1)	55% - 57%	58% - 59%
Moody's Analytics (MA)
MA global revenue	increase in the mid-single-digit percent range	increase in the high-single-digit percent range
MA adjusted operating margin(1)	approximately 30%	approximately 30%

NC - There is no difference between the Company's current guidance and the last publicly disclosed guidance for this item.
Note: All current guidance as of April 30, 2020. All last publicly disclosed guidance is as of March 11, 2020.
(1) These metrics are adjusted measures. See below for reconciliation of these measures to their comparable GAAP measure.
(2) Last publicly disclosed adjusted EPS guidance of $9.10 - $9.30 was expected to be toward the lower end of the range.

Table 12 - 2020 Outlook Continued

The following are reconciliations of the Company's adjusted forward looking measures to their comparable GAAP measure:

Projected for the Year Ended December 31, 2020
Operating margin guidance	41% - 43%
Depreciation and amortization	Approximately 4.8%
Loss pursuant to the divestiture of MAKS	0.2%
Adjusted operating margin guidance	46% - 48%

Projected for the Year Ended December 31, 2020
Operating cash flow guidance	$1.3 to $1.5 billion
Less: Capital expenditures	Approximately $100 million
Free cash flow guidance	$1.2 to $1.4 billion

Projected for the Year Ended December 31, 2020
Diluted EPS	$7.25 to $7.85
Acquisition-related intangible amortization	Approximately $0.50
Loss pursuant to the planned divestiture of MAKS	$0.05
Adjusted diluted EPS	$7.80 to $8.40

Contacts

SHIVANI KAK
Investor Relations
212.553.0298
shivani.kak@moodys.com

MICHAEL ADLER
Corporate Communications
212.553.4667
michael.adler@moodys.com

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